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Exhibit 21.1

Subsidiaries of BankUnited, Inc.
As of December 31, 2010

SUBSIDIARY	STATE OR JURISDICTION OF ORGANIZATION
1. BankUnited	USA
2. BankUnited Investment Services, Inc.	Florida
3. Bay Holdings, Inc.	Florida
4. BU Delaware, Inc.	Delaware
5. BU REIT, Inc.	Florida
6. CRE Properties, Inc.	Florida
7. Pinnacle Public Finance, Inc.	Delaware
8. T&D Properties of South Florida, Inc.	Florida
9. United Capital Business Lending, Inc.	Delaware

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  Exhibit 21.1